Exhibit 5.1
December 13, 2007
Concho Resources Inc.
550 West Texas Avenue, Suite 1300
Midland, Texas 79701

RE:	Registration Statement on Form S-1
Ladies and Gentlemen:
     We have acted as counsel for Concho Resources Inc., a Delaware corporation (the “Company”), in connection with the proposed offer and sale (the “Offering”) by the selling stockholders (the “Selling Stockholders”), pursuant to a prospectus forming a part of a Registration Statement on Form S-1 (File No. 333-147655), originally filed with the Securities and Exchange Commission on November 28, 2007 (such Registration Statement, as amended at the effective date thereof, and together with the registration statement filed by the Company on the date hereof pursuant to Rule 462(b) promulgated under the Securities Act of 1933, being collectively referred to herein as the “Registration Statement”), of up to 13,621,615 shares of common stock, par value $.001 per share, of the Company (the “Common Shares”).
     In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective, (ii) the Common Shares will be sold in the manner described in the Registration Statement and the prospectus relating thereto and (iii) a definitive underwriting agreement in the form filed as an exhibit to the Registration Statement with respect to the sale of the Common Shares will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.
     In connection with the opinion expressed herein, we have examined, among other things, (i) the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, (ii) the records of corporate proceedings that have occurred prior to the date hereof with respect to the Offering, and (iii) the Registration Statement. We have also reviewed such questions of law as we have deemed necessary or appropriate. As to matters of fact relevant to the opinion expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.
     Based upon the foregoing, we are of the opinion that the Common Shares proposed to be sold by the Selling Stockholders are duly authorized, validly issued, fully paid and nonassessable.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Houston London Moscow New York Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500, Houston, TX 77002 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com

     The foregoing opinions are limited in all respects to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction.
     We hereby consent to the statements with respect to us under the heading “Legal matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement, but we do not thereby admit that we are within the class of persons whose consent is required under the provisions of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,
/s/ Vinson & Elkins L.L.P.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Houston London Moscow New York Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500, Houston, TX 77002 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com